FOR IMMEDIATE RELEASE:

a21 Selects Grassi & Co. as Independent Accountants

New York, NY – July 18, 2002 – a21, Inc. (“a21”) (OTCBB: ATWO), the digital business partner for top-tier photographers and photography agencies, announced today that its Board of Directors has unanimously approved Grassi & Co. CPAs P.C. as the company’s independent public accountants for the fiscal year ending December 31, 2002. The transition to Grassi & Co. will begin immediately and the services of Faske Lay & Co., LLP, a21‘s current accountants, will no longer be needed.

The a21 Board of Directors decision was the result after carefully reviewing the qualifications of Grassi & Co. and other accounting firms. Faske Lay was the independent public accountant for a21, Inc. prior to the share exchange on April 30, 2002, that resulted in a change of control of a21.

“While we believe that a21 has always received an excellent level of service from Faske Lay, the new business of the company and the change of our principal place of business, led us to conclude that this action is in the best interest of the Company at this time,” said Haim Ariav, President of a21. “Grassi & Co. has shown our Board and Management that it has the experience, knowledge and integrity to dedicate to our business.”

The choice of independent public accountants was not the result of any disagreement between the Company and Faske Lay on any matters of accounting principals or practices, financial statement disclosures or auditing scope or procedure.

About a21

a21 (www.a21group.com) is a technology and business service partner for the high-end independent photographer and photography agency. The Company facilitates image collection, value-added marketing and promotions, and provides the technology platform to promote e-sales. The a21 community brings together top-tier photographers and their best work with advertising and media buying companies to produce a marketplace that serves the needs of both the artist and the media industry.

a21 supports the digitization and delivery of images through its unique electronic infrastructure, while serving as an essential value-added marketing and e-commerce partner. The a21 technology platform supports scanning and conversion of print quality digital images, digital watermarking, electronic payment and settlement, and provide associated digital asset management. Marketing services include artist promotions, exhibitions and events with digital marketing and fine art print sales.

Contact

Lipman Capital Group, Inc.
John Lipman, President
646/735.1297
jlipman@a21group.com

The statements contained in this Press Release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as at the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc. management.

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